                                                                   EXHIBIT 10.26

               DESCRIPTION OF DIRECTOR AND NAMED EXECUTIVE OFFICER
                                  COMPENSATION*

         Directors who are or were full-time employees of either the Holding
Company or Finlay Jewelry receive no additional compensation for serving as members of the Board.

         Directors of the Holding Company and Finlay Jewelry (who are not
current or former employees) each receive an aggregate annual cash retainer of
$25,000 and fees of $1,000 for each Board and committee meeting attended in person, and $500 for each committee meeting attended by conference call.
Additionally, the Audit Committee chairman receives an aggregate annual fee of
$6,000, while the chairmen of the Compensation and Nominating and Corporate
Governance Committees each receive an aggregate annual fee of $3,000.

      Each eligible director may elect, under the Holding Company's Director
Deferred Compensation and Stock Purchase Plan, to defer 100% of his or her eligible director fees that would otherwise be paid in cash and receive restricted stock units (i.e., RSUs). The participant RSUs are awarded and credited to the participant's account quarterly in an amount based on a formula which divides the cash amount deferred by the fair market value of a share of
Common Stock on the award date. On each award date, the Holding Company credits the participant's account with one matching RSU for each participant RSU purchased by the director. The following non-employee directors own RSUs in the amounts set forth below:

                              Participant RSUs     Matching RSUs(1)
                              ----------------     ----------------
      Rohit M. Desai               4,990                 4,990
      Norman S. Matthews           5,588                 5,588
      Michael Goldstein            6,187                 6,187
      John D. Kerin                4,314                 4,314
      Richard E. Kroon             4,990                 4,990
      Ellen R. Levine              3,498                 3,498
      Thomas M. Murnane            5,490                 5,490

------------------------------
(1) The matching RSUs include vested and unvested RSUs.

         On April 13, 2006, the Compensation Committees authorized 2005 performance-based cash bonus awards to each of the following executive officers in the amounts set forth below:

                        Name                          2005 Bonus
                        ----                          ----------
                  Arthur E. Reiner                    $ 526,263

                  Joseph M. Melvin                    $ 142,036

                  Leslie A. Philip                    $ 148,205

                  Edward J. Stein                     $ 122,556

                  Joyce Manning Magrini               $ 102,115

                  Bruce E. Zurlnick                   $  97,402

         In addition, Mr. Reiner will receive, pursuant to the terms of his
Employment Agreement, as previously reported, stock incentive compensation of
$209,458 for which the number of shares has not yet been determined.

         The executive officers named above are also eligible to receive those benefits available to all of Finlay Jewelry's senior officers, including performance-based cash bonuses and restricted stock awards, supplemental executive medical benefits, company-paid group life insurance (other than for
Mr. Reiner who is entitled to key man life insurance under the terms of his employment agreement) as well as various other benefits available to all full-time employees of Finlay Jewelry including, but not limited to, paid vacation time, participation in the Holding Company's 401(k) plan and short-term disability benefits.

         *References herein to Holding Company are intended to refer to Finlay
Enterprises, Inc. and references herein to Finlay Jewelry are intended to refer to Finlay Fine Jewelry Corporation.